Exhibit 10.1

ASET Therapeutics, LLC
1350 Treat Blvd.
Suite 400
Walnut Creek, CA 94597

Effective as of May 31, 2015

Douglas Hamilton
Chief Executive Officer
MetaStat, Inc.
27 Drydock Avenue
2nd Floor
Boston, MA 02210

Re:	Letter of clarification re: Memorandum of Understanding between MetaStat, Inc. and ASET Therapeutics, LLC

  Dear Doug:

Reference is hereby made to that certain Memorandum of Understanding, dated as of July 14, 2014, by and among MetaStat, Inc., a Nevada corporation (“MetaStat”), MetaStat BioMedical, Inc., a Delaware corporation and a wholly-owned subsidiary of MetaStat (the “Subsidiary”), and Northstar Beacon, LLC, a Delaware limited liability company (“NORTHSTAR”), which entered into the Memorandum of Understanding with the express understanding and agreement among all the parties thereto that NORTHSTAR would assign all of its right, title and interest in and to the Memorandum of Understanding to ASET Therapeutics, LLC, a Delaware limited liability company (“ASET”), (such assignment was effectuated in December, 2014), and Amendments No. 1 and 2 to the Memorandum of Understanding (collectively, as so amended, the “MOU”).  Each of MetaStat and ASET desire to clarify two provisions contained in the MOU so that there are no misunderstandings or doubt with regard thereto between the parties.  Accordingly, the MetaStat and ASET have agreed to the following:

1.
Section 4 of MOU.  MetaStat and ASET each agrees that until ASET raises $3M of equity from investors other than MetaStat, MetaStat will remain undiluted as a 20% equity holder of ASET.  Following MetaStat’s $1M equity investment in ASET (and assuming that $3m of additional equity has been raised by ASET), MetaStat will own, on a fully diluted basis, 20% of the equity of ASET and shall thereafter be diluted like everyone else, except that, pursuant to and subject to the limitations of Section 7(e) of the MOU, MetaStat shall have a right to participate in any subsequent equity offerings pursuant to the terms set forth therein in order to keep MetaStat’s ownership at 20%.

2.
Investment by ASET into MetaStat and MetaStat Investment in ASET.
MetaStat and ASET each agree that should ASET determine to make its $1M equity investment in MetaStat in more than one tranche prior to the December 31, 2015 due date (which MetaStat shall permit), MetaStat shall agree, within three business days immediately following the receipt of such investment funds, to invest the same amount into ASET convertible preferred stock to fulfill MetaStat’s obligation to invest in ASET equity securities.

Finally, we agree that in connection with our proposed $3M equity raise, we will have as a lead investor therein an SEC defined “sophisticated investor” who is independent from and not affiliated with or related to either ASET or David Epstein.

I am glad that we have been able to resolve our misunderstandings and have reached a conclusion on these issues.  If the foregoing reflects your mutual understanding of the matters set forth above, please sign below and return to me a signed copy of this letter at your earliest convenience.

Very truly yours,

/s/ David Epstein

David Epstein
Chairman

Agreed as of the date set forth above:

MetaStat, Inc.

By:     /s/ Douglas A. Hamilton
Douglas A. Hamilton
Chief Executive Officer

Dated: June 22, 2015, effective as of May 31, 2015